SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 11, 2015
ALERIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-185443 (Commission File Number)	27-1539594 (IRS Employer Identification No.)
25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122
(Address of Principal Executive Offices, including Zip Code)
(216) 910-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
Resignation of Steven J. Demetriou as CEO and Director.
On July 11, 2015, the Board of Directors (the “Board”) of Aleris Corporation (the “Company”) accepted the voluntary resignation of Steven J. Demetriou from his positions as Chief Executive Officer of the Company and Chairman of the Company’s Board. Mr. Demetriou also resigned from the Company’s Board. His decision to resign did not involve any disagreement with the Company, Company management, or the Board on any matter relating to the Company’s operations, policies, or practices.
Election of Sean M. Stack as President and Chief Executive Officer and Director of the Company.
On July 11, 2015, the Board elected Sean M. Stack as President and Chief Executive Officer of the Company. Mr. Stack was also elected as a member of the Board.
Mr. Stack, 48, has been the Company’s Executive Vice President and CEO, Aleris North America since March 2014. Prior to that, he had been the Company’s Executive Vice President and Chief Financial Officer from February 2009. Mr. Stack joined the Company in June 2004 as Vice President and Treasurer, and he has held roles of increasing responsibility in the Company, including as Executive Vice President, Corporate Development and Strategy, and as Executive Vice President and President Aleris Europe. Mr. Stack currently serves on the board of the Aluminum Association.
Mr. Stack has had extensive operational, financial and managerial experience with the Company. His day-to-day leadership, as well as his involvement with aluminum industry and customer associations provide an in-depth understanding of the aluminum industry generally.
Appointment of Scott Graves as Non-Executive Chairman of the Board.
On July 11, 2015, the Board elected Scott Graves, a current director, to serve as Non-Executive Chairman of the Board. Mr. Graves has served as a director of the Company since June 1, 2010, when he was designated to the Board by the Oaktree Funds. Mr. Graves has had positions of increasing responsibility at Oaktree since 2001; he is currently managing director and Head of Credit Strategies for Oaktree with responsibility for overseeing the Multi-Strategy Credit, U.S. Senior Loan, European Senior Loan, Mezzanine Finance, Strategic and Emerging Market Total Return strategies.

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: July 16, 2015	/s/ Eric M. Rychel
By: Eric M. Rychel
Its: Executive Vice President, Chief Financial Officer and Treasurer